Exhibit 23.4

霍金路偉律師行	Hogan Lovells 11th Floor, One Pacific Place 88 Queensway Hong Kong 霍金路偉律師行 香港金鐘道88號 太古廣場一座11樓 T 電話 +852 2219 0888 F 傳真 +852 2219 0222 DX No 225017 Wanchai 1 www.hoganlovells.com

September 9, 2020

Lixiang Education Holding Co., Ltd.

No. 818 Hua Yuan Street

Liandu District, Lishui City, Zhejiang Province, 323000

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed on the date hereof by Lixiang Education Holding Co., Ltd. with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours sincerely

/s/Hogan Lovells

Hogan Lovells

Partners

T C Hill

M Lin

O Chan

D Y C So

C J Dobby

M D R Parsons

N W O Tang

E I Low*

J P Kwan

S K S Li

L H S Leung

A J McGinty

L Davidson

J E M Leitch

Counsel

A D E Cobden

K K S Wong

K C W Lee

J S F Yim

J Leung

Foreign Legal Consultants

S Tang

(New York, USA)

A Croke (NSW, Australia)

*Notary Public

Hogan Lovells is an affiliated business of Hogan Lovells International LLP, a limited liability partnership registered in England and Wales.

Hogan Lovells is part of an international legal practice that includes Hogan Lovells International LLP, Hogan Lovells US LLP and their affiliated businesses, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar Zagreb. Business Services Centers: Johannesburg Louisville. Legal Services Center: Berlin.

The word “partner” is used to describe a partner or member of Hogan Lovells International LLP, Hogan Lovells US LLP or any of their affiliated entities or any employee or consultant with equivalent standing. Certain individuals, who are designated as partners, but who are not members of Hogan Lovells International LLP, do not hold qualifications equivalent to members. For more information about Hogan Lovells, the partners and their qualifications, see www.hoganlovells.com.

Hogan Lovells is a member of the Sino Global Legal Alliance with offices in: Beijing Changsha Chengdu Chongqing Dalian Guangzhou Hangzhou Hong Kong Jinan Kunming Lanzhou Shanghai Shenyang Shenzhen Tianjin Wuhan Xiamen Xian and of the Pacific Rim Advisory Council with member offices in: Argentina Australia Brazil Canada Chile China (Mainland) Colombia France Hong Kong India Indonesia Japan Korea Malaysia Mexico Netherlands New Zealand Peru Philippines Singapore Taiwan Thailand USA Venezuela.